Exhibit 1

COMPANHIA ENERGÉTICA DE MINAS GERAIS — CEMIG

BYLAWS

These Bylaws are a consolidation of those approved by the Stockholders’ Meeting that established the company, on May 22, 1952 — the minutes of which were filed with the Minas Gerais Commercial Board on May 27, 1952, under No. 57386, and by all subsequent Meetings of Stockholders held to alter the Bylaws, up to the most recent Ordinary and Special General Meeting of Stockholders was realized, jointly, on April 25, 2008.

CHAPTER I

Name, constitution, objects, head office and duration

Clause 1: Companhia Energética de Minas Gerais – Cemig, constituted on 22 May 1952 as a corporation with mixed private and public sector stockholdings, is governed by these Bylaws and by the applicable legislation, and its objects are: to build, operate and carry out commercial transactions with systems of generation, transmission, distribution and sale of electricity, and related services; to operate in the various fields of energy, from whatever source, with a view to economic and commercial operation; to provide consultancy services within its field of operation to companies in and outside Brazil; and to carry out activities directly or indirectly related to its objects.

§ 1 The activities specified in this Clause may be exercised directly by Cemig or, as intermediary, by companies constituted by it or in which it may hold a majority or minority stockholding interest, upon decision by the Board of Directors, under State Laws 828 of December 14, 1951, 8655 of September 18, 1984 and 15290 of August 4, 2004.

§ 2 The State of Minas Gerais is guaranteed participation in the decisions of the wholly-owned subsidiaries and companies controlled by the Company, so as to preserve its condition of controlling stockholder, in accordance with the Constitution of the State of Minas Gerais and the legislation in force.

Clause 2: The Company shall have its head office and management in Belo Horizonte, capital city of the state of Minas Gerais, Brazil, and may open offices, representations and any other establishments in or outside Brazil on authorization by the Executive Board.

Clause 3: The Company shall have indeterminate duration.

CHAPTER II

Capital and shares

Clause 4: The Company’s registered capital is R$ 2,481,507,565.00 (two billion, four hundred and eighty-one million, five hundred and seven thousand, five hundred and sixty five Reais), represented by:

a) 216,923,394 (two hundred and sixteen million, nine hundred and twenty-three thousand, three hundred and ninety four) nominal common shares each with nominal value of R$ 5.00; and

b) 279,378,119 (two hundred and seventy nine million, three hundred and seventy eight thousand, one hundred and nineteen) nominal preferred shares with nominal value R$ 5.00 each.

§ 1 The right to vote shall be reserved exclusively for the common shares, and each common share shall have the right to one vote in decisions of General Meetings of Stockholders.

Clause 5: The preferred shares shall have right of preference in the event of reimbursement of shares and shall have the right to a minimum annual dividend of the greater of the following amounts:

a) 10% (ten percent) of their par value; or

b) 3% (three percent) of the value of stockholders’ equity corresponding to the shares.

Clause 6: The common shares and the preferred shares shall have equal rights to distribution of bonuses.

§ 1 Capitalization of monetary adjustment to the value of the registered capital shall require a decision by the General Meeting of Stockholders, but shall be obligatory when the limit specified in Section 297 of Law 6404 of 15 December 1976 has been reached.

Clause 7: In any business year in which the Company does not obtain sufficient profit to pay dividends to its stockholders, the State of Minas Gerais will guarantee to the shares issued by the Company up to August 5, 2004 and held by individual persons a minimum dividend of 6% (six percent) per year, in accordance with Clause 9 of State Law 828 of 14 December 1951, and State Law 15290 of 4 August 2004.

Clause 8: The State of Minas Gerais shall at all times obligatorily be the owner of the majority of the shares carrying the right to vote, and the capital subscribed by it shall be paid in in accordance with the legislation from time to time in force. The capital subscribed by other parties, whether individuals or legal entities, shall be paid in as specified by the General Meeting of Stockholders which decides on the subject.

§ 1 The Executive Board may, in order to obey a decision by a General Meeting of Stockholders, suspend the services of transfer and registry of shares, subject to the legislation from time to time in force.

§ 2 Stockholders shall have the right of preference in subscription of increases of capital and in the issue of the Company’s securities, in accordance with the applicable legislation. There shall, however, be no right of preference when the increase in the registered capital is paid with funds arising from tax incentive systems, subject to the terms of the sole sub-paragraph of Section 172 of Law 6404 of 15 December 1976.

CHAPTER III

The General Meeting of Stockholders

Clause 9: The General Meeting of Stockholders shall be held, ordinarily, within the first 4 (four) months of the year, for the purposes specified by law, and extraordinarily whenever necessary, and shall be called with minimum advance notice of 15 (fifteen) days, and the terms of these Bylaws and the relevant legislation shall be obeyed in its convocation, opening and decisions.

§ 1 The stockholder may be represented in General Meetings of Stockholders in the manner specified in Section 126 of Law 6404, as amended, by showing at the time of the meeting, or by previously depositing at the Company’s head office, proof of ownership of the shares, issued by the depositary financial institution, accompanied by the proxy’s identity document and a power of attorney with special powers.

Clause 10: The ordinary or extraordinary General Meeting of Stockholders shall be chaired by a stockholder elected by the General Meeting from among those present, who shall choose one or more secretaries.

CHAPTER III

The General Meeting of Stockholders

Clause 11: Management of the Company shall be exercised by a Board of Directors and an Executive Board.

§ 1 The structure and composition of the Board of Directors and the Executive Board of the Company shall be identical in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., with the exception that only the wholly-owned subsidiaries of Cemig Distribuição S.A. shall have a Chief Distribution Sales Officer, and only Cemig Geração e Transmissão S.A. shall have a Chief Generation and Transmission Officer.

§ 2 The Board of Directors and the Executive Board, in the management of the Company, the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., and of the other wholly-owned subsidiaries, jointly-controlled companies and affiliates, and of the consortia in which it directly or indirectly participates, must obey the provisions of the Company’s Long-term Strategic Plan, especially the dividend policy therein stated, as approved by the Board of Directors.

§ 3 The Strategic Plan shall contain the long-term strategic planning, bases, targets, objectives and results to be followed and achieved by the Company and its dividend policy, and must obey the commitments and requirements specified in §5 below.

§ 4 The Long-term Strategic Plan shall be revised annually by the Executive Board and approved by the Board of Directors and shall be reflected in all the plans, projections, activities, strategies, investments and expenses of the Company and its wholly-owned subsidiaries, jointly-controlled companies and affiliated companies and the consortia in which it directly or indirectly participates, including the multi-year Strategic Implementation Plan and the Annual Budget, which must be approved by the Board of Directors.

§ 5 In managing the Company and in the exercise of the right to vote in wholly-owned subsidiaries, jointly-controlled companies, affiliated companies and consortia, the Board of Directors and the Executive Board shall faithfully obey and comply with the following targets:

a) to keep the Company’s consolidated indebtedness equal to or less than 2 (two) times the Company’s Ebitda (earnings before interest, taxes, depreciation and amortization);

b) to limit the consolidated ratio Net debt / (Net debt + Stockholders’ equity) to 40% (forty per cent);

c) to limit the consolidated balance of funds recognized in Current assets, for the purposes of Clause 30 of these Bylaws or otherwise, to the equivalent of a maximum of 5% (five per cent) of the Company’s Ebitda (earnings before interest, taxes, depreciation and amortization)

d) to limit the consolidated amount of funds destined to capital expenditure and the acquisition of any assets, in each business year, to the equivalent of a maximum of 40% (forty per cent) of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

e) to invest only in distribution, generation and transmission projects which offer real minimum internal rates of return equal to or more than those specified in the Company’s Long-term Strategic Plan, subject to the legal obligations;

f) to maintain the expenses of the wholly-owned subsidiary Cemig Distribuição S.A. and of any subsidiary which operates in distribution of electricity at amounts not greater than the amounts recognized in the tariff adjustments and reviews;

g) to maintain the revenues of the wholly-owned subsidiary Cemig Distribuição S.A. and those of any subsidiary which operates in distribution at the amounts recognized in the tariff adjustments and reviews.

§ 6 The targets specified in § 5 above shall be calculated on the consolidated basis, including the Company and its permanent investments in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., and in jointly-controlled companies, affiliated companies and consortia.

§ 7 The targets established in sub-clauses “a”, “b”, “c” and “d” of § 5 above may be exceeded for reasons related to temporarily prevailing conditions, upon justification, with grounds, and prior specific approval by the Board of Directors, up to the following limits:

a) the Company’s consolidated debt to be less than or equal to 2.5 (two point five) times the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

b) the consolidated ratio of Net debt / (Net debt + Stockholders’ equity) to be limited to 50% (fifty per cent);

c) the consolidated balance of the funds recognized in Current assets, for the purposes of Clause 30 of these Bylaws or otherwise, to be the equivalent of a maximum of 10% (ten per cent) of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

d) the consolidated amount of the funds allocated to capital expenditure and to the acquisition of any assets, only in the business years of 2006 and 2007, shall be limited to maximum values of 65% (sixty-five per cent) and 55% (fifty-five per cent), respectively, of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization).

Section I

The Board of Directors

Clause 12: The Company’s Board of Directors shall be made up of 14 (fourteen) members and an equal number of substitute members. One of the members shall be its Chairman and another its Vice-Chairman, all being subject to election and dismissal at any time by the General Meeting of Stockholders, for a period of office of 3 (three) years, and able to be reelected.

§ 1 The substitute members shall substitute the respective members of the Board if the latter are absent or impeded from exercising their functions and, in the event of a vacancy, shall do so until a new member is elected.

§ 2 The global or individual amount of the remuneration of the Board of Directors shall be fixed by the General Meeting of Stockholders, in accordance with the legislation from time to time in force.

§ 3 The minority holders of common shares, and the holders of preferred shares, each have the right to elect 1 (one) member of the Board of Directors, in a separate vote, according to law.

§ 4 The Boards of Directors of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A. shall, obligatorily, be composed of the members or substitute members elected to the Board of Directors of the Company.

Clause 13: In the event of a vacancy on the Board of Directors, the first General Meeting of Stockholders shall elect a new member, for the period of office which was remaining to the previous member.

§ 1 In this event, if the previous Board member was elected by a minority, the new member shall be elected by the same minority.

Clause 14: The Board of Directors shall meet, ordinarily, every 2 (two) months and, extraordinarily, on convocation by its Chairman, or its Vice-Chairman, or one-third of its members, or when requested by the Executive Board, and decisions taken shall be valid when the majority of its members are present.

§ 1 The meetings of the Board of Directors shall be called by its Chairman or its Vice-Chairman, by written advice sent with 5 (five) days’ notice, containing the agenda to be discussed. Meetings of the Board of Directors called on the basis of urgency may be called by its Chairman without being subject to the above-mentioned period provided the other members of the Board are unequivocally aware of the convocation.

§ 2 Decisions of the Board of Directors shall be taken by the majority of the votes of the board members present, and in the event of equality of votes the Chairman shall have the casting vote.

Clause 15: The Chairman of the Board of Directors has the competency to grant leave to the Board’s members, and the other members of the Board have the competency to grant leave to the Chairman.

Clause 16: The Chairman and Vice-Chairman of the Board of Directors shall be chosen by their peers, at the first meeting of the Board of Directors that takes place after the election of its members, and the Vice-Chairman shall take the place of the Chairman when the Chairman is absent or impeded from exercising his functions.

Clause 17: The Board of Directors shall have the following attributions:

a) to fix the general orientation of the Company’s business;

b) to elect or dismiss the Executive Officers of the Company, subject to these Bylaws;

c) to decide, prior to the Company entering into them, on contracts between the Company and any of its stockholders, or companies which are sole or joint controlling stockholders of any of its stockholders;

d) to decide, upon proposal by the Executive Board, on disposal or placement of a charge on any of the Company’s property, plant or equipment, and on the giving by the Company of any guarantee to any third parties of which the individual value is greater than or equal to R$ 5,000,000.00 (five million Reais);

e) to decide, upon proposal put forward by the Executive Board, on the Company’s capital investment projects, signing of contracts and legal transactions in general, contracting of loans, financings, or the constitution of any obligations in the name of the Company the value of which, individually or jointly, is R$ 5,000,000.00 (five million Reais) or more, including injections of capital into wholly-owned subsidiaries, jointly-controlled companies and affiliated companies and the consortia in which it participates;

f) to call the General Meeting of Stockholders;

g) to monitor and inspect the management by the Executive Board, for which purpose the Board of Directors may, at any time, examine the books and papers of the Company, and request information on contracts agreed or in the process of being agreed, and on any other administrative facts or actions which it deems to be of interest;

h) to state prior opinion on the report of management and the accounts of the Company’s Executive Board;

i) to choose, annually, and to dismiss, the Company’s auditors, from among companies with international reputation authorized by the Securities Commission (CVM) to audit listed companies;

j) to authorize, upon a proposal by the Executive Board, the start of administrative proceedings for competitive bids, and proceedings for dispensation from and non-requirement of bids, and the corresponding contracts, in amounts greater than or equal to R$ 5,000,000.00 (five million Reais);

l) to authorize, upon proposal by the Executive Board, the filing of legal actions, administrative proceedings, and entering into Court and out-of-court agreements whose value is R$ 5,000,000.00 (five million Reais) or more;

m) to authorize the issue of securities, in the domestic or external markets, for the raising of funds, in the form of debentures, promissory notes, medium-term notes and other instruments;

n) to approve the Company’s Long-term Strategic Plan, the Multi-year Strategic Implementation Plan, and the Annual Budget, and any alterations or revisions thereto;

o) annually, to set the directives and establish the limits, including financial limits, for spending on personnel, including concession of benefits and collective work agreements, subject to the competency of the General Meeting of Stockholders and in obedience to the Annual Budget approved;

p) to authorize the exercise of the right of preference under stockholders’ agreements or to vote in wholly-owned subsidiaries, jointly-controlled companies, affiliated companies and the consortia in which the Company participates, except in the case of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the competency to decide on these matters shall be that of the General Meeting of Stockholders;

q) to approve the declarations of vote in the General Meetings of Stockholders and the orientations for voting in the meetings of the Boards of Directors of the wholly-owned subsidiaries, jointly-controlled companies, affiliated companies and the consortia in which the Company participates, when participation in the capital of other companies or consortia is involved, and the decisions must, in any event and not only in matters relating to participation in the capital of other companies or consortia, obey the provisions of these Bylaws, the Long-term Strategic Plan and the Multi-year Strategic Implementation Plan.

§ 1 The Board of Directors, by specific resolutions, may delegate the power to authorize agreement of contracts for sales of electricity and for provision of distribution or transmission services to the Executive Board, in accordance with the legislation.

Section II

The Executive Board

Clause 18: The Executive Board shall be made up of 8 (eight) Executive Officers, who may be stockholders, elected by the Board of Directors, namely: the Chief Executive Officer; an Executive Vice-Chairman; a Chief Officer for Finance, Investor Relations and Control of Holdings; a Chief Corporate Management Officer; a Chief Distribution and Sales Officer; a Chief Generation and Transmission Officer; a Chief Trading Officer; and a Chief New Business Development Officer.

§ 1 The period of office of the Executive Officers shall be 3 (three) years, and re-election is permitted. The Executive Officers shall remain in their posts until their duly elected successors take office.

§ 2 The global or individual amount of the remuneration of the Executive Board, including benefits of any type, shall be fixed by the General Meeting of Stockholders, in accordance with the legislation currently in effect.

§ 3 The Directors shall exercise their positions as full-time occupations in the regime of exclusive dedication to the service of the Company. They may at the same time hold and exercise non-remunerated positions in the management of the Company’s wholly-owned subsidiaries, jointly-controlled companies or affiliated companies, at the option of the Board of Directors. They shall, however, obligatorily exercise the corresponding positions in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A.

§ 4 Executive Officers who are not employees shall have the right to an annual period of not more than 30 (thirty) days’ remunerated leave. This leave may not be accumulated into the subsequent year, and its remuneration shall be augmented by one-third of the monthly remuneration currently in effect. This leave shall be given by the Chief Executive Officer, whose own leave shall be given by the Board of Directors.

Clause 19: In the event of absence, leave, or resignation of the Chief Executive Officer or of the post of Chief Executive Officer being vacant, this post shall be exercised by the Executive Vice-Chairman, for as long as the period of absence or leave – or, in the event of vacancy, the impediment or resignation – lasts, until the post is filled by the Board of Directors.

§ 1 In the event of absence, leave, resignation or vacancy of any of the other members of the Executive Board, the Executive Board may by a majority vote attribute the exercise of the respective functions to another Executive Officer, for as long as the period of absence or leave – or, in the event of vacancy, the impediment or resignation – lasts, until the post is filled by the Board of Directors.

§ 2 A Chief Executive Officer or a member of the Executive Board elected in the way described in this clause shall hold the position for the remaining time of the period of office of the Executive Officer who is substituted.

Clause 20: The Executive Board shall meet, ordinarily, at least 2 (two) times per month and, extraordinarily, whenever called by the Chief Executive Officer or by 2 (two) Executive Officers with prior notice of at least 2 (two) days, but this notice shall not be necessary if all the Executive Officers are present. Unless stated to the contrary in the Bylaws, the decisions of the Executive Board shall be taken by a vote of the majority of its members, and in the event of a tie the Chief Executive Officer shall have a casting vote and the Board of Directors must be advised that the casting vote has been used.

Clause 21: The Executive Board is responsible for the current management of the Company’s business, subject to the Long-term Strategic Plan, the Multi-year Strategic Implementation Plan and the Annual Budget, prepared and approved in accordance with these Bylaws.

§ 1 The Company’s Multi-year Strategic Implementation Plan shall reflect the Company’s Long-term Strategic Plan and contain the plans and projections for a period of 5 (five) financial years, and must be updated at least once a year, and shall deal in detail with the following subjects, among others:

a) the Company’s strategies and actions, including any project related to its objects;

b) the new investments and business opportunities, including those of the Company’s wholly-owned subsidiaries, jointly-controlled companies, and affiliated companies and the consortia in which it participates;

c) the amounts to be invested or in any other way contributed from the Company’s own funds or funds of third parties;

d) the rates of return and profits to be obtained or generated by the Company.

§ 2 The Company’s Annual Budget shall reflect the Company’s Multi-year Strategic Implementation Plan and, consequently, the Long-term Strategic Plan and must give details of operational revenue and expenses, costs and capital expenditure, cash flow, the amount to be allocated to the payment of dividends, investments of cash from the Company’s own funds or funds of third parties, and any other data that the Executive Board considers to be necessary.

§ 3 The Company’s Multi-year Strategic Plan and the Annual Budget shall be prepared and updated annually, by the end of each business year, to be in effect in the following business year. Both shall be prepared in coordination with the Chief Officer for Finance, Investor Relations and Control of Holdings and submitted to examination by the Executive Board, and, subsequently, for approval by the Board of Directors.

§ 4 The following decisions shall require a vote by the Executive Board:

a) approval of the plan of organization of the Company and issuance of the corresponding rules and any changes to them;

b) examination and submission to the Board of Directors, for approval, of the Company’s Multi-year Strategic Implementation Plan, and revisions of it, including timetables, amount and allocation of the capital expenditure specified in it;

c) examination and submission to the Board of Directors for approval of the Annual Budget, which shall reflect the multi-year Strategic Implementation Plan at that time in force, and any revisions of it;

d) decision on re-managing of investments or capital expenditure specified in the Annual Budget which amount, individually or in aggregate during a single financial year, to less than R$ 5,000,000.00 (five million Reais), with consequent re-adaptation of the targets approved, obeying the multi-year Strategic Implementation Plan and the Annual Budget;

e) approval of disposal of or placement of a charge upon any of the Company’s property, plant or equipment, and the giving of guarantees to third parties, in amounts less than R$ 5,000,000.00 (five million Reais);

f) authorization of the Company’s capital expenditure projects, signing of agreements and legal transactions in general, contracting of loans and financings, or constitution of an obligation in the name of the Company, based on the Annual Budget approved, such as individually or in aggregate have values less than R$ 5,000,000.00 (five million Reais), including the injection of capital into wholly-owned subsidiaries, jointly-controlled companies, affiliated companies, and the consortia in which the Company participates, subject to the provisions of sub-clause ‘p’ of sub-item IV of Clause 22;

g) approval, upon proposal by the Chief Executive Officer, jointly with the Chief Officer for Finance, Investor Relations and Control of Holdings, of the statements of vote in the General Meetings of Stockholders and the meetings of the Boards of Directors of the wholly-owned subsidiaries, jointly-controlled companies, affiliated companies and the consortia in which the Company participates, except in the case of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the competence to decide on these matters shall be that of the General Meeting of Stockholders, and the decision must obey the provisions of these Bylaws, the decisions of the Board of Directors, the Long-term Strategic Plan and the multi-year Strategic Implement Plan;

h) authorization to initiate administrative tender proceedings and proceedings for exemption from or non-requirement for tenders, and the corresponding contracts, in amounts greater than or equal to R$ 1,000,000.00 (one million Reais) and less than R$ 5,000,000.00 (five million Reais);

i) authorization to file legal actions and administrative proceedings, and to enter into Court and out-of-court settlements for amounts less than R$ 5,000,000.00 (five million Reais);

j) authorization of provisions in the Company’s accounts, of any value, on proposal from the Chief Officer for Finance, Investor Relations and Control of Holdings;

l) approval of the nominations of employees to hold management posts in the Company, upon proposal by the Chief Officer concerned, subject to the provisions of sub-clause “h” of sub-item I of Clause 22;

m) authorization of expenditure on personnel expenses and collective work agreements, subject to the competency of the General Meeting of Stockholders, the directives and limits approved by the Board of Directors, and the Annual Budget approved.

§ 5 Actions necessary for the regular functioning of the Company, signing of contracts, and other legal transactions, shall be effected by the Chief Executive Officer, jointly with one Executive Officer, or with a person holding a valid power of attorney.

§ 6 Powers of attorney must be granted by the Chief Executive Officer, jointly with an Executive Officer, except for the power described in sub-clause “c” of Sub-item I of Clause 22, for which only the signature of the Chief Executive Officer is required.

Clause 22: Subject to the provisions of the previous clauses, the following are the functions and powers attributed to the Executive Board:

I – To the Chief Executive Officer:

a) to oversee and direct the work of the Company;

b) to supervise the preparation and implementation of the Multi-year Strategic Implementation Plan and to develop the strategies and actions approved;

c) to represent the Company in the Courts, actively and passively;

d) to sign, jointly with one of the Executive Officers, documents which bind the Company;

e) to present the annual report of the Company’s business to the Board of Directors and to the Ordinary General Meeting of Stockholders;

f) to hire and dismiss the Company’s personnel;

g) to manage and direct the activities of Internal Audits and Institutional Relationships, legal, communication and representation activities, the General Secretariat and the function of the Company’s Ombudsman;

h) to propose to the Executive Board for approval, jointly with the Chief Officer to whom the employee is linked, nominations for posts of Superintendent of the Company;

i) to propose appointments for positions of management and on the Audit Boards of the wholly-owned subsidiaries, jointly-controlled companies and affiliated companies, and also Forluz (Fundação Forluminas de Seguridade Social) after hearing the opinion of the Chief Officer for Finance, Investor Relations and Control of Holdings, except in the case of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the provisions of paragraph 4 of Clause 12 and paragraph 3 of Clause 18 of these Bylaws prevail.

II – To the Executive Vice-Chairman:

a) to substitute the Chief Executive Officer if he is absent, on leave, temporarily impeded from exercising his functions, or has resigned or his post is vacant;

b) to promote improvement of the Company’s social responsibility and sustainability policies;

c) to set the policies and guidelines for the environment, technological development, alternative energy sources and technical standardization;

d) to co-ordinate the Company’s strategy for operations in relation to social responsibility and the environment, technological processes and strategic management of technology;

e) to coordinate and put in place the maintenance of the Company’s quality control systems;

f) to promote implementation of programs for the Company’s technological development;

g) to monitor the management of plans for compliance with the guidelines for the environment, technology and improvement of quality.

III – To the Chief Officer for Finance, Investor Relations and Control of Holdings:

a) to make available the financial resources necessary for the operation and expansion of the Company, in accordance with the Annual Budget, conducting the processes of contracting of loans and financings, and related services;

b) to co-ordinate the preparation and consolidation, with the participation of all the Chief Officers, of the Company’s Multi-year Strategic Implementation Plan and Annual Budget;

c) to arrange for economic and financial valuation of the Company’s capital expenditure investment projects, except those that are the responsibility of the Chief New Business Development Officer;

d) to accompany the performance of the execution of investment projects, according to targets and results approved by the Management;

e) to carry out the accounting of, and to control, the Company’s economic-financial transactions;

f) to determine the cost of the service and to establish an insurance policy, as laid out in the Company’s Multi-year Strategic Implementation Plan;

g) to prepare the short-, medium- and long-term financial programming in detail, as specified in the Company’s Multi-year Strategic Implementation Plan and Annual Budget;

h) to control the Company’s registered capital, decide policy for its shares and for corporate governance, and to suggest dividend policy;

i) to coordinate the preparation and negotiation of the tariffs for retail supply and distribution of electricity, and the revenues from transmission, with the National Electricity Agency, Aneel;

j) to be responsible for the provision of information to the investing public, to the Securities Commission (CVM) and to the Brazilian and international stock exchanges or over-the-counter markets, and the corresponding regulation and inspection entities, and to keep the Company’s registrations with these institutions updated;

l) to represent the Company to the CVM, stock exchanges and other entities of the capital markets;

m) to arrange for the financial and corporate management of the Company’s holdings in the wholly-owned subsidiaries, subsidiaries and affiliates, within the criteria of good corporate governance and making continual efforts for compliance with their business plans, subject to the provisions of these Bylaws;

n) to propose to the Executive Board, for approval or submission to the Board of Directors or to the General Meeting of Stockholders, depending on the competency defined in these Bylaws, injections of capital, exercise of the right of preference and the making of voting agreements in the wholly-owned subsidiaries, jointly-controlled companies, and affiliated companies and in the consortia in which the Company participates;

o) to take part in negotiations that involve the constitution or alteration of corporate documents of the holdings referred to in the previous sub-clause;

p) to coordinate the processes of sale of stockholdings owned by the Company, by its wholly-owned subsidiaries, jointly-controlled companies and affiliated companies, upon prior legislative authorization and approval by the Board of Directors.

IV – To the Chief Corporate Management Officer:

a) to ensure the provision of appropriate personnel to the Company;

b) to decide the Company’s human resources policy and to orient and promote its application;

c) to orient and conduct activities related to organizational studies and their documentation;

d) to decide, conduct and supervise the Company’s telecommunications and information technology policy;

e) to plan, put in place and maintain the Company’s telecommunications and information technology systems;

f) to decide policies and rules on support services such as transport, administrative communication, security guards, and provision of adequate quality in the workplace for the Company’s personnel;

g) to provide the Company with infrastructure and administrative support resources and services;

h) to coordinate the policies, processes and means of property security, work safety and security guarding approved by the Company;

i) to carry out the negotiations of collective work agreements, in accordance with the guidelines and limits approved by the Board of Directors, submitting the proposals negotiated for approval by the Executive Board;

j) to manage the process of contracting of works and services and of acquisition and disposal of materials and real estate property;

l) to effect quality control of the material acquired and of the qualification of contracted service providers;

m) to administer and control the stock of material, and separation and recovery of used material, and to carry out sales of excess and unusable material, and scrap;

n) to arrange for and implement programs to increase, develop, perfect and continually improve suppliers of materials and services of interest to the Company, alone or in cooperation with other Chief Officers’ Departments or development agencies and industry associations, in the ambit of the State of Minas Gerais;

o) to conduct corporate management programs and environmental actions within the scope of his Department;

p) to authorize initiation of administrative tender proceedings and proceedings for exemption from or non-requirement for tenders, and the corresponding contracts, in amounts up to R$ 1,000,000.00 (one million Reais);

q) to propose to the Chief Executive Officer, for submission to the Executive Board for approval, from among the employees of the Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., appointments for the positions of sitting and substitute members of the Integrated Pro-Health Administration Committee;

r) to propose to the Chief Executive Officer, for submission to the Executive Board for approval, from among the employees of the Company and of the other companies involved in the negotiations, appointments of employees to the Union Negotiation Committee, and also the appointment of its coordinator;

s) to present to the Executive Board the assessments received from a leadership succession development program, put in place by the Company, for the purpose of assisting the Executive Board in making its decisions on appointments of employees to management posts.

V – To the Chief Distribution and Sales Officer:

a) to make continuous efforts on behalf of the quality of supply of energy to consumers that are directly linked to the Company’s distribution systems;

b) to prepare the planning of the Company’s distribution system;

c) to manage the implementation of the distribution facilities, including preparation and execution of projects, construction and assembly;

d) to operate and maintain the Company’s systems of distribution and the associated systems of supervision and long-distance control;

e) to manage the Company’s Work Safety Policy in the ambit of its activities;

f) to formulate and implement the policies for service to consumers served by this Department;

g) to develop programs and actions with captive consumers with demand lower than 500 kW, with a view to the most efficient use of electricity;

h) to establish commercial relationships with and coordinate the sale of electricity and services to captive consumers with demand lower than 500 kW;

i) to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

j) to represent the Company in the Brazilian Electricity Distributors’ Association (Abradee) and with other entities of the distribution sector;

l) to ensure the physical security of the distribution facilities, establishing policies and guidelines and managing the asset security of these facilities;

m) to seek continuous improvement of the processes of operation and maintenance, through the use of new technologies and methods that aim for improvement of quality and reduction of the cost of those activities.

VI – To the Chief Energy Generation and Transmission Officer:

a) to make continuous efforts on behalf of the quality of supply of electricity to consumers that are directly linked to the transmission system;

b) to prepare the planning of generation and transmission;

c) to operate and maintain the systems of generation and transmission and the associated systems of supervision and long-distance control;

d) to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

e) to develop and conduct hydro-meteorological activities of interest to the Company;

f) to manage the operations arising from interconnection of the Company’s electricity transmission system with those of other companies, and the connections of agents to the Company’s basic network;

g) to represent the Company in relations with the National System Operator (ONS), the Brazilian Electricity Generators’ Association (Abragee) and other entities representing the electricity, generation and transmission sector;

h) to manage the Company’s central laboratories and workshops;

i) to coordinate and put in place projects for refurbishment, modernization, improvement, reactivation and de-activation of the generation and transmission facilities;

j) to propose and implement measures that aim to ensure connectivity of the various agents of the electricity system, linked to the Company’s transmission system;

l) to ensure the physical security of the generation and transmission facilities, establishing policies and guidelines and managing the asset security of these facilities;

m) to manage and promote the Company’s work safety policy within the scope of its activities;

n) to manage and put in place projects for expansion of generation, transmission and co-generation, arranging for planning, construction and assembly, and ensuring the proper physical and financial performance of these undertakings;

o) to supply technical support to the negotiations to make the projects for expansion of generation, transmission and co-generation possible, and to take part in the negotiation of documents of the consortia of the entrepreneurs and special-purpose companies.

VII – To the Chief Trading Officer:

a) to carry out research, studies and projections of interest to the Company;

b) to coordinate the planning and execution of the purchase of electricity to serve the Company’s market and the sale of energy coming from the Company’s own sources of generation;

c) to coordinate the purchase and sale of electricity in its different forms and modalities, including importation, exportation and holdings in all the segments of markets specialized in energy;

d) to coordinate the provision of business intermediation services related to the sale of energy to any authorized agent;

e) to represent the Company in the Electricity Trading Chamber (CCEE), taking responsibility for the transactions carried out in the ambit of the chamber, and to represent the Company in relations with the other entities trading electricity;

f) to coordinate the establishment of the prices for purchase and sale of electricity, and to propose them to the Executive Board for approval;

g) to establish commercial relations with and coordinate sales of electricity and services to individual consumers or groups of consumers served at voltages greater than or equal to 2.3kV and contracted demand greater than or equal to 500kW, and also business groups;

h) to identify, measure and manage the risks associated with the trading of electricity;

i) to negotiate and manage the commercial transactions involved in transport and connection of any party accessing the distribution system;

j) to negotiate and manage contracts with the National System Operator (ONS) for use of the transmission system and with transmission companies for connection to the distribution system;

l) to manage, in coordination with the Chief New Business Development Officer, trading of the Company’s carbon credits.

VIII – To the Chief New Business Development Officer:

a) to arrange prospecting, analysis and development of new business of the Company in the areas of generation, transmission and distribution of electricity, transport and gas distribution, and also in other activities directly or indirectly related to the Company’s objects;

b) to arrange for technical, economic-financial, and environmental feasibility studies of new business projects for the Company, in coordination with the Chief Officers’ Departments related to the said businesses;

c) to coordinate negotiations and implement partnerships, consortia, special-purpose companies and other forms of association with public or private companies such as are necessary for the development of new business, and also the negotiation of contracts and corporate documents for these projects;

d) to coordinate the participation of the Company in tender proceedings for obtaining grants of concessions in all the areas of its operations;

e) to coordinate, evaluate and structure the opportunities for acquisition of new assets in the electricity sector and the sector of transport and distribution of gas;

f) to arrange for prospecting and analysis, within the Company, of business opportunities related to the use of carbon credits;

g) to consolidate the planning of expansion of the generation, transmission and distribution systems;

h) to consolidate the Company’s Program for Capital Investment in generation, transmission and distribution;

i) to represent the Company in relations with the entities for planning of expansion of the electricity sector in its areas of operation;

j) to carry out environmental programs and actions within the area related to this Chief Officer’s Department;

l) to accompany, within the Company, the energy planning of the State of Minas Gerais.

§ 1 The competencies of representation before technical and administrative bodies and associations granted to the Chief Officers under this Clause do not exclude the Chief Executive Officer’s competency of representation, nor the need for obedience to the provisions in these Bylaws in relation to prior obtaining of authorizations from the management bodies to contract obligations in the name of the Company.

§ 2 As well as the exercise of the attributions herein specified and demanded by law, each Chief Officer’s Department has the competency to ensure the cooperation, assistance and support of the other Chief Officer’s Departments in the areas of their respective competencies, with the aim of success in the greater objectives and interests of the Company.

§ 3 The projects developed by the Company in the area of the Chief New Business Development Officer’s Department, once structured and constituted, should be assumed by the respective Chief Officer’s Departments responsible for their construction, execution, operation and sales, as defined in these Bylaws.

§ 4 It is the competency of each Chief Officer, within the area of his operation, to arrange for the actions necessary for compliance with and effective implementation of the work safety policies approved by the Company.

CHAPTER V

The Audit Board

Clause 23: The Company’s Audit Board shall function permanently and shall be made up of between 3 (three) and 5 (five) members and their respective substitute members, who shall be elected annually, on the occasion of the Annual General Meeting, and may be re-elected.

§ 1 The Audit Board shall elect its Chairman from among its members, and the Chairman shall call and chair the meetings.

Clause 24: In the event of resignation of the position, death or impediment, a member of the Audit Board shall be replaced by his respective substitute, until the new member is elected, and such member shall be chosen by the same party that appointed the substitute.

Clause 25: The Audit Board shall have the attributions set by the Corporate Law, and also, to the extent that they do not conflict with the Brazilian Legislation, those required by the laws of the countries in which the Company’s shares are listed and traded, in accordance with its regulations.

Clause 26: The remuneration of the members of the Audit Board shall be fixed by the General Meeting of Stockholders which elects it, in accordance with the legislation that is in force.

CHAPTER VI

The business year

Clause 27: The business year shall coincide with the calendar year, closing on December 31 of each year, when the financial statements shall be prepared, in accordance with the relevant legislation. Financial statements may be prepared for periods of six months or shorter periods.

Clause 28: Prior to the deduction of any sharing in results, the following shall be deducted from the result for the business year: retained losses, the provision for income tax, the Social Contribution on Net Profit and, successively, the profit shares of the employees and the managers.

§ 1 The net profit ascertained in each business year shall be allocated as follows:

a) 5% (five percent) to the legal reserve, up to the limit specified by law;

b) 50% (fifty percent) distributed as obligatory dividends to the stockholders of the Company, subject to the other terms of these Bylaws and the applicable legislation; and

c) the balance, after the retention specified in a capital expenditure and/or investment budget prepared by the Company’s management, in obedience to the Company’s Long-term Strategic Plan and the dividend policy contained therein and duly approved, shall be allocated to constitute a profit reserve for the purpose of distribution of extraordinary dividends, in accordance with Clause 30 of these Bylaws, up to the maximum limit specified by Clause 199 of the Corporate Law.

Clause 29: The dividends shall be distributed in the following order:

a) The annual minimum dividend guaranteed to the preferred shares;

b) The dividend for the common shares, up to a percentage equal to that guaranteed to the preferred shares.

§ 1 Once the dividends specified in sub-clauses “a” and “b” of the head paragraph of this clause have been distributed, the preferred shares shall have equality of rights with the common shares in any distribution of additional dividends.

§ 2 The Board of Directors may declare interim dividends, in the form of Interest on Equity, to be paid from retained earnings, profit reserves or profits ascertained in six-monthly or interim financial statements.

§ 3 The amounts paid or credited as Interest on Equity, in accordance with the relevant legislation, shall be imputed to the amounts of the obligatory dividend or of the dividend payable under the Bylaws to the preferred shares, being for all purposes of law a part of the amount of the dividends distributed by the Company.

Clause 30: Without prejudice to the obligatory dividend, every two years, starting from the business year of 2005, or more frequently if the Company’s availability of cash so permits, the Company shall use the profit reserve specified in sub-clause “c” of Clause 28 of these Bylaws for the distribution of extraordinary dividends, up to the limit of cash available, as determined by the Board of Directors, in obedience to the Company’s Long-term Strategic Plan and the Dividend Policy contained therein.

Clause 31: The obligatory or extraordinary dividends declared shall be paid in 2 (two) equal installments, the first by 30 June and the second by 30 December of each year, and the Executive Board shall decide the location and processes of payment, subject to these periods.

§ 1 Dividends not claimed within a period of 3 (three) years from the date on which they are placed at the disposal of the stockholder shall revert to the benefit of the Company.

Clause 32: The employees have the right to a share in the profits or results of the Company, upon the criteria defined by the Executive Board based on the guidelines approved by the Board of Directors and limits set by the General Meeting of Stockholders, in accordance with the specific legislation.

Clause 33: It is the competency of the General Meeting of Stockholders to set, annually, the limits for sharing by the managers in the profits of the Company, subject to the provisions of the sole sub-paragraph of Article 190 of Law 6404 of December 15, 1976.

CHAPTER VII

Responsibilities of the management officers

Clause 34: The management officers are responsible to the Company and to third parties for the actions which they take in the exercise of their functions, as specified by the law and by these Bylaws.

Clause 35: The Company shall provide to the members of the Board of Directors, the Audit Board and the Executive Board, defense in Court and/or administrative proceedings in which they are parties on the Plaintiff or Defendant side, during or after their periods of office, for actions or events related to the exercise of their specific functions and which do not violate legal provisions or the provisions of the Bylaws.

§ 1 The guarantee given in the head paragraph of this Clause extends to employees who legally carry out actions by delegation from the Company’s management officers.

§ 2 The Company shall contract third-party liability insurance to cover expenses of proceedings, fees of counsel and indemnities arising from the legal and administrative proceedings referred to in the head paragraph of this Clause, upon decision by the Board of Directors

§ 3 Any member of the Board of Directors or the Audit Board, or any Executive Officer or employee, against whom a Court judgment subject to no further appeal is given must reimburse the Company all the costs, expenses and losses caused to it.